UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FRP HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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FRP Holdings, Inc.

Corporate Headquarters

 200 West Forsyth Street, 7th Floor

Jacksonville, Florida 32202

 Phone (904) 858-9100

December 21, 2015

Dear Fellow Shareholders:

It is our pleasure to invite you to attend our Annual Meeting of Shareholders (“Annual Meeting”), which will be held on Wednesday, February 3, 2016, at 10:00 a.m. E.S.T. at The River Club, Ortega Room, on the 34th floor of the Wells Fargo Building, One Independent Drive, Jacksonville, Florida

At the meeting, we will elect directors to serve for the coming year and vote to ratify the Audit Committee’s selection of our independent auditors. We also plan to report on our results and achievements during fiscal 2015 and our results for the first quarter of fiscal 2016. We encourage you to review the enclosed Notice of Annual Meeting and Proxy Statement for details regarding the Company’s performance in fiscal 2015 and matters being voted on at the Annual Meeting.

We hope that you are able to attend the meeting. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting.

Thank you for your ongoing support of FRP Holdings, Inc.

Sincerely,

Thompson S. Baker II
Chief Executive Officer

200 West Forsyth Street, 7th Floor

Jacksonville, Florida 32202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MEETING INFORMATION
TIME AND DATE:	10:00 a.m., E.S.T. on Wednesday, February 3, 2016
LOCATION:	The River Club, Ortega Room, on the 34th floor of the Wells Fargo Building, One Independent Drive, Jacksonville, Florida

ITEMS OF BUSINESS

● Elect the six director nominees listed in the accompanying proxy statement for a one-year term
● Ratify the Audit Committee’s selection of the independent registered public accounting firm
● Approve, on an advisory basis, the Company’s executive compensation
● Other such business as may properly come before the meeting

RECORD DATE

Shareholders of record as of the close of business on December 9, 2015 are entitled to vote at the Annual Meeting.

MATERIALS

This packet contains our Notice of Annual Meeting and Proxy Statement. A copy of our 2015 Annual Report, which is not a part of our proxy solicitation materials, is enclosed.

VOTING

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can vote your shares in person at the Annual Meeting, or by completing, signing and dating your proxy card and returning it in the enclosed envelope. If you are a shareholder of record and you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously have submitted your proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 3, 2016: This Notice of Annual Meeting and Proxy Statement and the 2015 Annual report are available on our website at www.frpholdings.com.

John D. Milton, Jr.
Executive Vice President, Chief Financial
Officer and Corporate Secretary
December 21, 2015

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PROXY STATEMENT SUMMARY

The Board of Directors (the “Board”) of FRP Holdings, Inc. (“FRPH”, “we”, “us”, “our” or the “Company”) is soliciting proxies for the Annual Meeting of Shareholders. You are receiving this proxy statement because you own shares of FRPH common stock that entitle you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. The purpose of this proxy statement is to provide details about the matters being voted on at the Annual Meeting and information about the Company and our officers and directors so that you may make informed voting decisions.

Separation of the Transportation Business

On January 30, 2015, we completed a spin-off (“Spin-off”) of our transportation business. The Spin-off was effected through a corporate reorganization, followed by the distribution by the Company of all of the shares of common stock of Patriot Transportation Holding, Inc. (“Patriot”). Each FRPH shareholder of record as of the close of business on January 30, 2015 received one share of Patriot common stock for every three shares of FRPH common stock held on such date. Patriot now fully owns and operates the transportation business that was formerly a segment of FRPH, and FRPH fully owns and operates the real estate business. For more information regarding the Spin-off, you may refer to Patriot’s Information Statement, which is attached as Exhibit 99.1 to Patriot’s Form 10, filed with the Securities Exchange Commission on December 31, 2014, available at www.sec.gov.

Fiscal Year 2015 Highlights

In fiscal 2015:

●	We completed the Spin-off of our transportation group;
●	Our income from continuing operations increased 17.5%;
●	Consolidated operating profits increased by 25%; and
●	Revenues grew by 11.1% in our Asset Management Segment and by 13.9% in our Mining Royalty Segment.

Compensation Summary

We encourage a pay-for-performance environment by linking cash incentive awards to the achievement of measurable business and individual performance goals. Our compensation program is designed to motivate our executive officers to achieve positive short- and long-term results for our shareholders. We believe that after-tax return-on-capital employed (“ROCE”) is an important measure of performance in our business, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. As such, each executive officer may be awarded a percentage of his base salary upon the achievement of certain performance objectives based on targeted levels of ROCE. The chart below shows the compensation mix for fiscal 2015. A more detailed discussion about executive compensation can be found in the section entitled “Executive Compensation” of this Proxy Statement.

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Corporate Governance

FRPH is committed to good corporate governance practices and believes that our corporate governance policies promote the long-term interests of our shareholders. The following highlights the Company’s key corporate governance practices for fiscal year 2015:

●	We eliminated our classified board of directors so that all directors are elected annually.
●	A majority of our board of directors are independent directors.
●	Independent directors meet without management present.
●	Risk oversight is managed by the full board of directors.
●	Our board of directors and committees conduct annual self-evaluations.
●	We have adopted a Financial Code of Ethical Conduct and a Code of Business Conduct and Ethics.

FRPH seeks to maintain and enhance its commitment to corporate governance practice by continuing to refine its corporate governance policies and procedures. For a more comprehensive discussion of our corporate governance practices, see the section entitled “Board of Directors and Corporate Governance” in this Proxy Statement.

Our Directors

You are being asked to vote on the election of directors. The table below contains information about our current seven directors. Mr. Winston plans to retire at the culmination of his current term. The remaining six directors are director nominees for the upcoming year. Directors will be elected by a plurality of the votes cast at the meeting. Detailed information about each director nominee’s background can be found in the section entitled “Our Board of Directors” in this Proxy Statement.

Name	Age	Director Since	Independent	Committee Membership
				AC	CC	CG	E
John D. Baker II	67	1986	No				M
Thompson S. Baker II	57	1994	No				M
Charles E. Commander III	75	2004	Yes	X	X*
H. W. Shad III	69	2004	Yes	X*
Martin E. Stein, Jr.	63	1992	Yes		X	X*
William H. Walton III	63	2015	Yes		X	X
James H. Winston	82	1992	Yes	X		X

AC: Audit Committee	E: Executive Committee
CC: Compensation Committee	C: Chair
CG: Nominating and Corporate Governance Committee	M: Member

Proposals Being Presented at the Annual Meeting

At the Annual Meeting, shareholders will be asked to vote on the election of the six director nominees, the ratification of the Audit Committee’s selection of the independent registered public accounting firm and to hold an advisory vote on executive compensation and to conduct such other business as may properly come before the Annual Meeting. For a detailed discussion of each proposal, please see the section entitled “Proposals” in this Proxy Statement.

THE MEETING

We hope you are able to attend the meeting in person. The meeting will be held at 10:00 a.m. on Wednesday, February 3, 2016 at The River Club, Ortega Room, on the 34th floor of the Wells Fargo Building, One Independent Drive, Jacksonville, Florida. You may be required to show proof of ownership of FRPH stock and a form of photo identification prior to admission to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the meeting. Please note that no cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the meeting. To ensure a safe and productive atmosphere, we reserve the right to adopt other rules and to implement additional security measures for the meeting.

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VOTING

Shareholders Entitled to Vote

Each share of our common stock outstanding as of the close of business on December 9, 2015, the record date, is entitled to one vote at the Annual Meeting on each matter brought before the meeting. On that date, there were 9,796,990 shares of common stock issued and outstanding.

Many FRPH shareholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

●	Shareholder of Record – If your shares are registered directly in your name with FRPH’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record of those shares and these proxy materials are being sent directly to you by FRPH. As the shareholder of record, you have the right to grant your voting proxy directly to FRPH or to vote in person at the meeting.

●	Beneficial Owner – If your shares are held in a stock brokerage account, by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, trustee, or nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the meeting. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use.

●	Profit Sharing Plan and Trust – If your shares are held in your account in the Company’s profit sharing plan, you are considered the beneficial owner of these shares and the trustee of the plan is the shareholder of record. Participants in the Company’s profit sharing plan may direct the trustee how to vote the shares allocated to their account by following the voting instructions contained on the proxy card. If voting instructions are not received for shares in the profit sharing plan, those shares will be voted in the same proportion as the shares in such plan for which voting instructions are received.

Our Transfer Agent is American Stock Transfer & Trust Company. All communications concerning shareholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar matters can be handled by contacting American Stock Transfer & Trust Company at 1-800-937-5449, or in writing at American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

Quorum

A quorum is the minimum number of shares that must be represented in order to hold a meeting. A majority of the outstanding shares of our common stock must be represented in person or by proxy at the meeting to establish a quorum. Both abstentions and broker non-votes are counted as “present” for determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has not voted. Thus, broker non-votes will not affect the outcome of any of the matters to be voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a shareholder are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the shareholder and (2) the broker lacks discretionary voting power to vote such shares.

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Voting Methods

If you hold shares directly as the shareholder of record, you may vote by granting a proxy or in person at the Annual Meeting. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker or nominee. If you own shares beneficially as a participant in the Company’s profit sharing plan, you may vote by submitting voting instructions to the trustee. Please refer to the summary instructions included on your proxy card or, for shares held in street name, the voting instructions card included by your broker or nominee.

You are entitled to change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by voting in person at the Annual Meeting. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee.

Required Votes

Each proposal being voted on at the Annual Meeting requires a certain percent of votes “FOR” the proposal for approval. For the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” from one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you are a shareholder of record and you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Shares held in your account in the Company’s profit sharing plan will be voted by the trustee as described above. If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute “broker non-votes.” A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power under New York Stock Exchange (“NYSE”) rules and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted under NYSE rules to vote your shares on the ratification of our independent registered public accounting firm even if the record holder does not receive voting instructions from you. The record holder may not vote on the election of directors or on the advisory proposal regarding executive compensation without voting instructions from you, however. Without your voting instructions on these matters, a broker non-vote will occur. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote.

Below is a breakdown of the votes required for each proposal.

Proposal 1: The Election of Directors. The nominees for election of directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The shareholders will vote on an advisory basis to ratify the Audit Committee’s selection of the Independent Registered Public Accounting Firm. The purpose of this proposal is to provide the Board with feedback from shareholders regarding the Audit Committee’s appointment of Hancock Askew as the Company’s auditors.

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Proposal 3: Advisory Vote on Executive Compensation. The shareholders will vote on an advisory basis to approve our executive compensation program. The purpose of this “say on pay” proposal is to provide the Board with feedback from shareholders regarding executive compensation.

Other than the proposals described in this proxy statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, any of the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If any of our nominees are unavailable as a candidate for director, the persons named as proxy holders will vote your proxy for another candidate or candidates as may be nominated by the Board of Directors. We will announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K within four (4) business days following the meeting.

PROXY MATERIALS

The Notice of Annual Meeting and Proxy Statement and the 2015 Annual Report are available on our website at www.frpholdings.com under Investor Relations. Instead of receiving future copies of our Proxy Statement and accompanying materials by mail, beneficial owners may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your bank or other holder of record regarding the availability of this service.

Householding

Securities and Exchange Commission rules now allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family. This rule benefits both you and the Company. We believe it eliminates irritating duplicate mailings that shareholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus, or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by contacting John D. Milton, Jr. at (904) 858-9100 or by mail at 200 W. Forsyth Street, 7th Floor, Jacksonville, Florida 32202.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

List of Shareholders

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:00 p.m., at our principal executive offices at 200 W. Forsyth Street, 7th Floor, Jacksonville, Florida, by contacting John D. Milton, Jr. at (904) 858-9100 .

Cost of Proxy Solicitation

FRPH will pay for the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who do not receive any additional compensation for these solicitation activities. We will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

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BOARD OF DIRECTORS & CORPORATE GOVERNANCE

The following sections provide an overview of FRPH’s corporate governance standards and processes, including the independence and other criteria we use in selecting our director nominees, our Board leadership structure, risk oversight, shareholder communications and responsibilities of the Board and its Committees. Our corporate governance principles govern the operation of the Board of Directors and its Committees and guide our executive leaders in the execution of their responsibilities.

Our Board of Directors

The table below contains information about our seven current directors. All of our directors, with the exception of Mr. Winston, who will be retiring at the end of his current term, have been nominated for election to the Board for the upcoming year. Upon Mr. Winston’s retirement, the size of our Board will be reduced from seven to six directors. Each director nominee has served as a Board member for the Company in the past. The Board is comprised of a group of leaders in their respective fields. Many directors have senior leadership experience and board and committee experience with public companies. In these positions, they have gained significant and diverse management experience.

Name	Current Position	Age	History With The Company
John D. Baker II	Executive Chairman	67	● Chief Executive Officer: 2008-2010 ● Director: 1986- present
Thompson S. Baker II	Chief Executive Officer Director	57	● Director: 1994- present ● President: 2010- May 2015 ● Chief Executive Officer: 2010- present
Charles E. Commander III	Director	75	● Director: 2004- present
H. W. Shad III	Director	69	● Director: 2004- present
Martin E. Stein, Jr.	Director	63	● Director: 1992- present
William H. Walton III	Director	63	● Director: February 2015- present
James H. Winston	Director	82	● Director: 1992- present

You will be asked to vote on the election of Messrs. John Baker, Thompson Baker, Commander, Shad, Stein and Walton to the Board of Directors at the Annual Meeting. The Board and the Nominating and Corporate Governance Committee believes that each director nominee brings a strong and unique set of attributes, experience, leadership and skills in areas of importance to our Company that create a well-balanced, collaborative team that serves the Company and its shareholders well. The biographies below describe each director nominee and his qualifications that led the Nominating and Corporate Governance Committee to nominate these individuals.

John D. Baker II, age 67, served as President and Chief Executive Officer of the Company from February 6, 2008 until September 30, 2010. He was elected as a director of the Company in 1986. From February 1996 to November 16, 2007, Mr. Baker served as President and Chief Executive Officer of Florida Rock Industries, Inc. Mr. Baker currently serves as a director for Wells Fargo & Co. and has formerly served as a director for Vulcan Materials Company, Progress Energy, Inc. and Texas Industries, Inc. Mr. Baker brings to the Board extensive knowledge in rock mining and real estate industries, as well as proven public company leadership and business experience.

Thompson S. Baker II, age 57, has served as the Chief Executive Officer of the Company since October 1, 2010, and the President of the Company from October 1, 2010 until May 6, 2015. He was elected as a director of the Company in 1994. Mr. Baker also serves as a director and as the President and Chief Executive Officer of Patriot Transportation Holding, Inc. Mr. Baker served as the President of the Florida Rock Division of Vulcan Materials Company from November 16, 2007 until September 2010. From August, 1991 to November 16, 2007, Mr. Baker served as the President of the Aggregates Group of Florida Rock Industries, Inc. Mr. Baker currently serves as a director for Intrepid Capital Management, Inc. Mr. Baker’s service with the Company and with Florida Rock Industries, Inc. gives him extensive knowledge of the Company’s business and the mining industry, and demonstrates his leadership qualities.

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Mr. Commander, age 75, is a retired partner at the law firm Foley & Lardner, LLP, where he practiced corporate, financial institutions and real estate law and was previously a member of that firm’s management committee. Mr. Commander was elected as a director of the Company in 2004. Mr. Commander currently serves as the Executive Chairman for Property Investment Services, Inc. Mr. Commander previously served on the boards of EverBank Financial Corp., a diversified financial services company, and BSR Trust, LLC, which is engaged in developing and managing residential rental properties. Mr. Commander has served on the boards of numerous civic and charitable organizations. Mr. Commander’s many years of legal experience and his service on other boards provides our Board valuable insights regarding our business and on corporate governance and management issues.

H.W. Shad III, age 69, was elected as a director of the Company in 2004. For the past five years he has been the owner of Bozard Ford Company, an automobile dealership. Mr. Shad is a certified public accountant, and the Board of Directors has determined that he is an audit committee financial expert. Mr. Shad’s accounting and business expertise provide important leadership to our Board.

Martin E. “Hap” Stein Jr., age 63, was elected as a director of the Company in 1992. Mr. Stein has served as Chief Executive Officer of Regency Centers Corporation, a real estate investment trust, since its initial public offering in 1993 and has served as its Chairman of the Board since 1999. Mr. Stein has also served as a director for Stein Mart, Inc. since 2001. Mr. Stein brings to the Board extensive knowledge of the commercial real estate industry, as well as proven public company leadership and business expertise.

William H. Walton III, age 63, is a founding Managing Member and Chairman of Rockpoint Group, L.L.C., a real estate private equity firm and registered investment adviser. Mr. Walton also is co-founder and Managing Member of Westbrook Real Estate Partners, L.L.C., a real estate investment firm. Mr. Walton formerly served on the boards of directors of Florida Rock Industries, Inc. and St. Joe Company. Mr. Walton brings to the Board extensive experience in the real estate investment business and a proven track record of leadership.

Family Relationships

Thompson S. Baker II, Chief Executive Officer and director of the Company, is the nephew of John D. Baker II, the Executive Chairman of the Board of the Company.

Director Attendance at Annual Meeting of Shareholders

It is a policy of the Company that our directors are required to attend the Annual Meeting of Shareholders unless extenuating circumstances prevent them from attending. All directors expect to be present at this year’s Annual Meeting of Shareholders.

Director Independence

Pursuant to NASDAQ listing standards, the Board is required to evaluate each director to determine whether he or she qualifies as an “independent director.” The Board must determine that a director has no relationship that, in the judgment of the Board, would interfere with the exercise of independent judgment by the director in carrying out his or her responsibilities. The listing standards specify the criteria by which the independence of our directors will be determined. The listing standards also prohibit Audit Committee and Compensation Committee members from any direct or indirect financial relationship with the Company, and restrict commercial relationships of all directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all directors are required to deal at arm’s length with the Company and its subsidiaries and to disclose any circumstances that might be perceived as a conflict of interest.

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The Board has determined that five of our seven current directors (Messrs. Charles E. Commander III, H.W. Shad III, Martin E. Stein, Jr., William H. Walton III, and James H. Winston) and four of our six director nominees (Messrs. Commander, Shad, Stein, and Walton) of the Board of Directors are independent of management in accordance with the listing standards of The Nasdaq Stock Market. All of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors.

Independent directors regularly meet in executive sessions without management and may select a director to facilitate the meeting. During fiscal 2015, the independent directors met in executive session five times, and Mr. Commander presided over executive sessions of the independent directors.

Nominating Process

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“Nominating Committee”) identifies individuals whom the Nominating Committee believes are qualified to become Board members in accordance with the Director Qualification Standards set forth below, and recommends selected individuals to the Board for nomination to stand for election at the next meeting of shareholders of the Company in which directors will be elected. In the event there is a vacancy on the Board between meetings of shareholders, the Nominating Committee identifies individuals that the Nominating Committee believes are qualified to become Board members in accordance with the Director Independence Standards set forth above, and recommends one or more of such individuals for appointment to the Board.

In the event the Nominating Committee recommends an increase in the size of the Board or a vacancy occurs, the Nominating Committee may consider qualified nominees from several sources, including current Board members and search firms. The Nominating Committee may from time to time retain a search firm to help the Nominating Committee identify qualified director nominees for consideration by the Nominating Committee. The Nominating Committee evaluates qualified director nominees against the current director qualification standards described below and reviews qualified director nominees with the Board. The Nominating Committee and the Chairman of the Board interview candidates who meet the director qualification standards, and the Nominating Committee selects nominees who best suit the Board’s current needs and recommends one or more of such individuals for appointment to the Board.

Director Qualification Standards

The Nominating Committee has established the following standards and qualifications for members of the Board of Directors:

●	Each director shall at all times represent the interests of the shareholders of the Company.
●	Each director shall at all times exhibit high standards of integrity, commitment and independence of thought and judgment.
●	Each director shall dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending shareholder meetings and meetings of the Board and Committees of which he or she is a member, and by reviewing in advance all meeting materials.
●	The Board shall meet the applicable standards of independence from the Company and its management.
●	The Board shall encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests.

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In considering diversity in the selection of nominees, the Nominating Committee looks for individuals with varied experience, background, knowledge, skills and viewpoints in order to achieve and maintain a group of directors that, as a whole, provides effective oversight of the management of the Company. Although our nomination policy does not prescribe specific standards for diversity, the Board and Nominating Committee do look for nominees with a diverse set of skills that will complement the existing skills and experience of our directors and provide an overall balance of diversity of perspectives, backgrounds and experiences.

Nominees Proposed by Shareholders

The Nominating Committee will consider properly submitted shareholder nominees for candidates for membership on the Board of Directors. Shareholders proposing individuals for consideration by the Nominating Committee must include, at a minimum, the following information about the proposed nominee: the proposed nominee’s name, age, business or residence address, principal occupation or employment, and whether such person has given written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Shareholders should send the required information about the nominee to:

Corporate Secretary

 FRP Holdings, Inc.

200 W. Forsyth Street, 7th Floor

 Jacksonville, Florida 32202

In order for an individual proposed by a shareholder to be considered by the Nominating Committee for recommendation as a director nominee at the Annual Meeting of Shareholders to be held in early 2017, the Corporate Secretary must receive the proposal no later than 5 p.m. Eastern Time on September 30, 2016. Such proposals must be sent via registered, certified or express mail. The Corporate Secretary will send properly submitted shareholder proposed nominations to the Nominating Committee chair for consideration at a future Nominating Committee meeting. Individuals proposed by shareholders in accordance with these procedures will receive the same consideration that individuals identified to the Committee through other means receive.

Nominations by Shareholders at Annual Meeting

Pursuant to the Company’s Articles of Incorporation, directors may be nominated at a meeting of shareholders at which directors are being elected, by (1) the Board of Directors or any committee or person authorized or appointed by the Board of Directors, or (2) by any shareholder who is entitled to vote for the election of directors at the meeting and who complies with certain advance notice procedures. These notice procedures require that the nominating shareholder make the nomination by timely notice in writing to the Secretary of the Company. To be timely, the notice must be received at the principal executive offices of the Company not less than forty (40) days prior to the meeting except that, if less than fifty (50) days’ notice or prior public disclosure of the date of the meeting is given to shareholders, the notice must be received no later than ten (10) days after the notice of the date of the meeting was mailed or such public disclosure was made. The notice must contain certain information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had such nominee been nominated by the Board of Directors.

Board Leadership

John D. Baker II serves as the Chairman of the Company’s Board of Directors. Mr. Baker has served as a director of the Company since 1986 and served as the President and Chief Executive Officer from 2008 to 2010. From 1996 to 2007, Mr. Baker served as President and Chief Executive Officer of Florida Rock Industries, Inc. Mr. Baker currently serves as a director for Wells Fargo & Co. and has formerly served as a director for several other public companies.

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It is a policy of the Company that when the Chairman of the Board is not an independent director, the independent directors will annually appoint a lead independent director.

Mr. Commander currently serves as lead independent director. The lead independent director presides over executive sessions of the independent directors and performs other duties as may be assigned from time to time by the Board of Directors.

Our Board of Directors believes its current leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the independent members of our Board of Directors. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while enabling the lead independent director to facilitate our Board of Directors’ independent oversight of management. The Board of Directors believes its programs for overseeing risk, as described under the “Risk Oversight” section below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

Committees

The Board currently has seven directors and the following four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee. The membership during fiscal 2015 and the function of each Committee are described below.

In fiscal 2015, the Board of Directors held 5 meetings. The Audit Committee held 4 meetings, the Compensation Committee held two meetings, and the Nominating and Corporate Governance Committee held one meeting during fiscal 2015. During fiscal 2015, the Executive Committee did not hold any formal meetings but voted on various matters by unanimous written consent. The independent directors met in executive sessions following Board meetings. With the exception of the absence of one director from one board meeting, all of our directors attended all of the meetings of the Board and all committees on which the director served.

In anticipation of the Spin-off and the resignation of directors in connection with the same, the Board of Directors appointed the members of the committees, shown below, on December 3, 2014. Except for the Executive Committee, each of the committees of the Board is composed exclusively of independent directors.

Director	Audit(1)	Compensation(2)	Nominating/Corporate Governance(3)	Executive(4)
John D. Baker II				X
Thompson S. Baker II				X
Charles E. Commander III	X	X*
H. W. Shad III	X*
Martin E. Stein, Jr.		X	X*
James H. Winston	X		X
William H. Walton III		X	X
John D. Milton, Jr.(5)				X

X – Committee Member                                  * – Committee Chair

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(1)	Prior to December 3, 2014, the members of the Audit Committee were Charles E. Commander III, H.W. Shad, and Robert H. Paul III, who resigned from the Board in connection with the Spin-off.

(2)	Prior to December 3, 2014, the members of the Compensation Martin E. Stein, Jr., James H. Winston and Robert H. Paul, III, who resigned from the Board in connection with the Spin-off. Mr. Winston served on the Compensation Committee from December 3, 2014 to February 4, 2015, on which date Mr. Walton appointed to the Committee.

(3)	Prior to December 3, 2014, the members of the Nominating and Corporate Governance Committee were Charles E. Commander III, H.W. Shad, and Robert H. Paul III, who resigned from the Board in connection with the Spin-off. Mr. Shad served on the Nominating and Corporate Governance Committee from December 3, 2014 to February 4, 2015, on which date Mr. Walton was appointed to the Committee.

(4)	Prior to December 3, 2014, the members of the Executive Committee were John D. Baker, Thompson S. Baker II and Edward L. Baker II, who resigned from the Board in connection with the Spin-off.

(5)	Mr. Milton is an ex officio member of the Executive Committee. Mr. Milton serves as the Executive Vice President and Chief Financial Officer of the Company

Audit Committee

The Audit Committee assists the Board in its oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements, the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, and the qualifications, independence, and performance of the Company’s independent auditor. In addition to other responsibilities, the Audit Committee also:

●	Reviews the annual audited and the quarterly consolidated financial statements;
●	Discusses with the independent auditor all critical accounting policies to be used in the consolidated financial statements, all alternative treatments of financial information that have been discussed with management, other material communications between the independent auditor and management, and the independent auditor’s observations regarding the Company’s internal controls;
●	Reviews earnings press releases prior to issuance;
●	Appoints, oversees, and approves compensation of the independent auditor;
●	Approves all audit and permitted non-audit services provided by the independent auditor;
●	Reviews findings and recommendations of the independent auditor and management’s response to the recommendations of the independent auditor;
●	Recommends whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K; and
●	Reviews and approves all transactions between the Company and any related person that are required to be disclosed under the rules of the Securities Exchange Commission that have not previously been approved by the Company’s independent directors.

The Board of Directors has determined that all Audit Committee members are independent and are able to read and understand financial statements. The Board of Directors has also determined that the Chair of the Committee, H.W. Shad III, qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The charter of the Audit Committee (as adopted on December 3, 2014) is available on our website at www.frpholdings.com under Corporate Governance.

Compensation Committee

The primary functions of the Compensation Committee are to discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s executive officers and prepare an annual report on executive compensation to be included in the Company’s proxy statement. In addition, the Compensation Committee:

●	Reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer and evaluates his job performance in light of those goals and objectives;
●	Establishes compensation levels, including incentive and bonus compensation, for the Chief Executive Officer;

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●	Establishes and determines, in consultation with the Chief Executive Officer, the compensation levels of other senior executive officers;
●	Reviews, periodically, with the Chairman and the Chief Executive Officer the succession plans for senior executive officers and makes recommendations to the Board regarding the selection of individuals to occupy these positions;
●	Administers the Company’s stock plans; and
●	Reviews and reassesses the Compensation Committee charter for adequacy on an annual basis.

None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during the 2015 fiscal year or had any relationship requiring disclosure by the Company under the rules of the Securities and Exchange Commission requiring disclosure of certain relationships and related party transactions. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officer serving on our Board of Directors or Compensation Committee.

The charter of the Compensation Committee (as adopted on December 3, 2014) has been formally adopted by the Company and is available at www.frpholdings.com under Corporate Governance.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are to (1) identify individuals who are qualified to serve on the Company’s Board of Directors, (2) recommend for selection by the Board of Directors the director nominees for the next annual meeting of the shareholders, (3) review and recommend to the Board changes to the corporate governance practices of the Company, and (4) oversee the annual evaluation of the Board. In addition, the Nominating and Corporate Governance Committee establishes criteria for Board membership.

The charter of the Nominating and Corporate Governance Committee (as adopted on December 3, 2014) is available at www.frpholdings.com under Corporate Governance.

Executive Committee

John D. Baker II, Thompson S. Baker II and John D. Milton, Jr. (ex officio), comprised the Executive Committee during fiscal 2015. To the extent permitted by law, the Executive Committee exercises the powers of the Board between meetings of the Board of Directors.

Business Conduct Policies

We believe that operating with honesty and integrity has earned us trust from our customers, credibility within our communities, and dedication from our employees. Our senior executive and financial officers are bound by our Financial Code of Ethical Conduct. In addition, our directors, officers and employees are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. These policies cover many topics, including conflicts of interest, protection of confidential information, fair dealing, protection of the Company’s assets and compliance with laws, rules and regulations.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of these policies. The Audit Committee has adopted procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Financial Code of Ethical Conduct and the Code of Business Conduct and Ethics (as adopted on December 3, 2014) is available on our website at www.frpholdings.com under Corporate Governance.

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Risk Oversight

The Board of Directors exercises direct oversight of strategic risk to the Company. Management annually (or periodically in the event greater frequency is required due to unforeseen circumstances) prepares an enterprise risk assessment and mitigation strategy that it reviews with the Audit Committee. The Audit Committee reports to the Board of Directors, which in turn, provides guidance on risk appetite, assessment and mitigation.

Board and Committee Self-Assessment

It is a policy of the Company that the Board of Directors and each committee, under the supervision of the Nominating and Corporate Governance Committee, conduct a self-evaluation of their performance at least annually. The self-evaluation process serves to assess the Board’s and the committees’ performance and effectiveness during the previous fiscal year. Each member of the Board and each committee member completes a questionnaire that addresses various aspects of the Board or committee’s meetings, membership, culture, relationship with management and other committees and role and responsibilities and solicits recommendations for the upcoming year.

Communication with Directors

The Board of Directors has adopted the following process for shareholders to send communications to members of the Board. Shareholders may communicate with the chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board, or with our independent directors, by sending a letter to the following address: Board of Directors, FRP Holdings, Inc., c/o Corporate Secretary, 200 W. Forsyth Street, 7th Floor, Jacksonville, Florida 32202.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee directors receive cash compensation, as well as equity compensation in the form of FRPH stock options. The table below summarizes director compensation arrangements for the Board and for each committee.

All Non-Employee Directors
Annual Retainer(1)	$22,500
Attendance Fee for Unscheduled Meetings(1)	$1,500
Shares to be Granted in Fiscal 2016	3,000
Shares Granted in Fiscal 2015	3,000
Audit Committee
Annual Fee: Chairman	$10,000
Annual Fee: Member	$5,000
Meeting Fees: Chairman(2)	$1,500
Meeting Fees: Member (2)	$1,000
Compensation Committee
Annual Fee: Chairman	$5,000
Annual Fee: Member	$1,000
Meeting Fees: Chairman	$1,500
Meeting Fees: Member	$1,000
Other Committees
Annual Fee: Chairman	$2,000
Annual Fee: Member	$1,000
Meeting Fees: Chairman	$1,500
Meeting Fees: Member	$1,000

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(1)	For 2015, directors received an annual retainer of $15,000 plus $1,500 for each meeting attended. For 2016, directors will receive an annual retainer of $22,500 but will receive no fees for the five regularly scheduled meetings. For 2016, directors will receive a meeting fee of $1,500 for any meeting attended other than the five regularly scheduled meetings.

(2)	The Audit Committee members receive no meeting fees for the four regularly scheduled quarterly meetings; meeting fees apply only to the extent there are Audit Committee meetings other than and in addition to the four regularly scheduled quarterly meetings.

Fiscal 2015 Director Compensation

The following table summarizes the actual compensation paid to each of our non-employee directors during the 2015 fiscal year. All amounts reflect the dollar value of the compensation.

Name	Fees Paid in Cash	Stock Awards (4)(5)	Option Awards	Other Compensation	Total
John E. Anderson(1)	$8,000	—	—	—	$8,000
John D. Baker II(2)	$70,000	$39,708	—	$121,226	$230,974
Edward L. Baker(3)	$23,333	—	—	$22,436	$45,769
Charles E. Commander III	$32,167	$99,270	—	—	$131,437
Luke E. Fichthorn III(1)	$18,000	—	—	—	$18,000(6)
Robert H. Paul III(1)	$15,667	—	—	—	$15,667
H. W. Shad III	$32,500	$99,270	—	—	$131,770
Martin E. Stein, Jr.	$27,500	$99,270	—	—	$126,770
James H. Winston	$28,167	$99,270	—	—	$127,437
William H. Walton III	$14,333	$99,270	—	—	$113,603

(1)	Messrs. Anderson, Paul and Fichthorn served as directors of the Company until January 28, 2015, on which date they resigned in connection with the Spin-off. Compensation shown for Messrs. Anderson, Paul and Fichthorn reflects the compensation each received in connection with his service as a director of the Company prior to his resignation.

(2)	Mr. Baker serves as the Chairman of the Board and as a director of the Company. Mr. Baker does not receive any director fees; his compensation arrangement with the Company is related to his service as the Chairman of the Board. In fiscal 2015, Mr. Baker received a base salary of $70,000, stock awards in the amount of $39,708 and $121,226 in other compensation, which includes 401(k) matching, medical reimbursement, life insurance and other perquisites available to our executive officers.

(3)	Mr. Baker served as a director and Chairman Emeritus of the Company until January 28, 2015, on which date he resigned his positions with the Company in connection with the Spin-off. Compensation shown for Mr. Baker reflects compensation received in connection with his service as Chairman Emeritus of the Company prior to his resignation.

(4)	On February 4, 2015, Messrs. Commander, Shad, Stein, Winston and Walton were each awarded 3,000 shares of Company common stock and Mr. John D. Baker II was awarded 1,200 shares of Company common stock.. The value was determined using the closing price of the Company’s common stock on the Nasdaq Stock Market on February 4, 2015, which was $33.09.

(5)	For stock awards, the aggregate grant date fair value was computed in accordance with FASB Topic 718(Column (c)).

(6)	Mr. Fichthorn’s total includes consulting fees of $10,000 for the first four months of fiscal year 2015 for financial consulting services provided to the Company prior to the spin-off. Effective as of February 1, 2015, Mr. Fichthorn no longer served as a financial consultant to the Company. At the February 3, 2015 annual shareholders’ meeting following the spin-off of Patriot Transportation Holding, Inc. (“Patriot”) on January 31, 2015, Mr. Fichthorn was elected as a director to Patriot and resigned from the board of FRPH.

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Non-Employee Director Stock Options

Currently, none of our non-employee directors holds any options to purchase stock of the Company.

SECURITIES OWNERSHIP

Directors, Director Nominees and Executive Officers

The following table shows the number of shares of the Company’s common stock beneficially owned by each of the Company’s directors, director nominees and executive officers of the Company as a group as of November 11, 2015.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
John D. Baker II	1,480,636(2)	15.12%
Thompson S. Baker II	552,895(3)	5.64%
Charles E. Commander III	28,000	*
David H. deVilliers, Jr.	76,254	*
David H. deVilliers III	643	*
John D. Klopfenstein	20,085	*
John D. Milton, Jr.	106,875	1.08%
H. W. Shad III	18,500	*
Martin E. Stein, Jr.	177,477(4)	1.81%
William H. Walton III	3,000	*
James H. Winston	18,567	*
Total:	2,482,902	24.91%

       * Less than 1%

(1)	The preceding table includes the following shares held under the Company’s profit sharing plan and shares underlying options that are exercisable within 60 days of November 11, 2015.

Name of Beneficial Owner	Shares Under Profit Sharing Plan	Shares Under Option
John D. Baker II	4,647	—
Thompson S. Baker II	39	9,276
Charles E. Commander III	—	—
David H. deVilliers, Jr.	—	50,654
John D. Klopfenstein	10,806	8,978
John D. Milton, Jr.	—	106,875
H. W. Shad III	—	—
Martin E. Stein, Jr.	—	—
James H. Winston	—	—
William H. Walton III	—	—

(2)	Mr. John D. Baker II’s reported ownership includes 87,297 shares held in a trust for the benefit of Mr. Baker’s daughter for which Mr. Edward L. Baker has the sole voting and dispositive power. Mr. John D. Baker II disclaims beneficial ownership of these shares. Includes 20,001 shares held in a trust administered by an independent trustee for the benefit of Mr. Baker’s wife and children. Mr. Baker disclaims beneficial ownership of these shares.

(3)	Mr. Thompson S. Baker II’s reported ownership includes 423,274 shares held in a trust for the benefit of Edward L. Baker and his family members for which he and Edward L. Baker serve as trustees. Mr. Baker disclaims beneficial ownership of these shares. Mr. Baker’s reported ownership also includes 5,889 shares owned by the living trust of Mr. Baker’s wife, 2,199 shares directly owned by Mr. Baker’s wife, 6,579 shares held for the benefit of Mr. Baker’s children, and 39 shares held in his Company’s profit sharing plan and his employee stock purchase plan.

(4)	Mr. Stein’s reported ownership includes 120,900 shares owned by Regency Square II, a Florida general partnership. Mr. Stein owns a 2.5248% partnership interest and is a co-trustee and a beneficiary of a testamentary trust that holds a 46.21% interest in the partnership.

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Shareholders Holding More Than Five Percent of Common Stock

The following table shows the number of shares of the Company’s common stock beneficially owned by each person (or group of people) known by the Company to beneficially own more than 5% of the common stock of the Company. Percentage calculations are based on the outstanding shares of the Company’s common stock on November 11, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Edward L. Baker John D. Baker II Thompson S. Baker II Edward L. Baker II 200 W. Forsyth Street, 7th Floor Jacksonville, FL 32202	639,770(1) 1,480,636(2) 552,895(1) 1,210,773(2)	6.53% 15.12% 5.64% 12.37%
Sarah B. Porter and Cynthia P. Ogden, as trustees for the separate trust for Sarah B. Porter created under the Cynthia L’Engle Baker Trust u/a/d April 30, 1965 1165 5th Avenue #10-D New York, NY 10029	913,911	9.33%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	1,212,340(3)	12.38%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	872,430(4)	8.91%

(1)	The beneficial ownership for Messrs. Thompson S. Baker II and Edward L. Baker includes 423,274 shares held in a trust for the benefit of Edward L. Baker and his family members for which he and Edward L. Baker serve as trustees. These 423,274 shares are included in the calculation of both Thompson S. Baker II and Edward L. Baker’s beneficial ownership. Mr. Thompson S. Baker II disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(2)	The beneficial ownership for Messrs. John D. Baker II and Edward L. Baker II includes 1,113,474 shares held in a trust for the benefit of John D. Baker II and his family members for which John D. Baker II and Edward L. Baker II serve as trustees. These 1,113,414 shares are included in the calculation of both John D. Baker II and Edward L. Baker II’s beneficial ownership. John D. Baker II and Edward L. Baker II disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(3)	In a Schedule 13G/A filed with the SEC on January 8, 2015, Royce & Associates, LLC reported that, as of February 28, 2015, it had sole voting and dispositive power with respect to 1,268,260 shares of Company common stock.

(4)	In a Schedule 13G filed with the SEC on February 10, 2015, T. Rowe Price Associates, Inc. reported that, as of December 31, 2014, it had sole voting power with respect to 43,900 shares of FRP Holdings, Inc. common stock and sole dispositive power with respect to 886,108 shares of FRP Holdings, Inc. common stock, which number includes 798,800 shares of FRP Holdings, Inc. common stock to which T. Rowe Price Small Cap Value Fund, Inc. has sole voting power.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and beneficial owners of 10% or more of the Company’s outstanding common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission, NASDAQ and the Company. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes all persons subject to these reporting requirements filed the required reports on a timely basis, except as follows:

Mr. deVilliers exercised options to purchase stock of the Company on December 9, 2014 and reported the transaction on Form 4 one day after the filing deadline due to an administrative oversight. Mr. Stein exercised options to purchase stock of the Company on February 11, 2015 and on February 19, 2015 and reported each transaction on Form 4 two days after the filing deadline due to an administrative oversight. Mr. Thompson Baker exercised options to purchase stock of the Company on February 19, 2015 and reported the transaction on Form 4 two days after the filing deadline due to an administrative oversight.

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our compensation philosophy and all material elements of the compensation we provide to the individuals who served as Chief Executive Officer and Chief Financial Officer and our other three most highly compensated executive officers who served in such capacities during the fiscal year ended September 30, 2015 (the “named executive officers”). Each of our named executive officers has served as an employee of the Company for the past five years, and in most cases, for many years.

Name	Title	Age	Position Since
Thompson S. Baker II	Chief Executive Officer(1)	56	10/1/2010
John D. Milton, Jr.	Executive Vice President and CFO	70	6/16/2008
David H. deVilliers, Jr.	President(2)	64	5/5/2015(1)
John D. Klopfenstein	Controller and Chief Accounting Officer	52	3/1/2003
David H. deVilliers III	VP of Leasing, Acquisition & Development	37	4/1/2001

(1)	Mr. Baker served as the President of the Company from October 1, 2010 to May 5, 2015.
(2)	Mr. deVilliers served as the Vice President of the Company from February 28, 1994 to May 5, 2015.

Executive Summary

Overview of Fiscal 2015

In fiscal 2015:

●	We completed the Spin-off of our transportation group;
●	Our income from continuing operations increased 17.5%;
●	Consolidated operating profits increased by 25%; and
●	Revenues grew by 11.1% in our Asset Management Segment and by 13.9% in our Mining Royalty Segment.

The following table and graph compare the performance of the Company’s common stock to that of the Total Return Index for The NASDAQ Stock Market-US Index, the NASDAQ Trucking and Transportation Stock Index and the Dow Jones US Real Estate Holding and Development TSM for the period commencing September 30, 2010 and ending on September 30, 2015. We have included the Dow Jones US Real Estate Holding and Development TSM index for comparison in 2015 because, as a result of the Spin-off of Patriot in January 2015, the Company is now solely a real estate company. This index is appropriate for comparison when evaluating the performance of the Company’s common stock going forward. The graph assumes that $100 was invested on September 30, 2010 in the Company’s common stock and in each of the indices and assumes the reinvestment of any dividends.

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	9/2010	9/2011	9/2012	9/2013	9/2014	9/2015
FRP Holdings, Inc.	$100.00	$86.45	$119.26	$144.72	$145.10	$170.79
NASDAQ Composite	$100.00	$103.65	$136.22	$168.91	$202.57	$208.69
NASDAQ Transportation	$100.00	$88.68	$97.18	$133.08	$162.90	$174.89
DJ US Real Estate Holding & Development TSM	$100.00	$82.78	$109.90	$138.23	$156.48	$140.30

Linking Compensation to Performance

The objective of our compensation program is to attract, retain and motivate talented leaders who will act in support our strategic objectives and core values to maximize shareholder value. We encourage a pay-for-performance environment by linking cash incentive awards to the achievement of measurable business and individual performance goals. Our compensation program is designed to motivate our executive officers to achieve positive short- and long-term results for our shareholders. The chart below show our executive compensation mix for 2015. The chart includes the sum of (i) annualized base salary, (ii) target cash incentive award, (iii) stock option grants, (iv) pension benefits and (v) other compensation (discussed in the section entitled “Executive Compensation” in this Proxy Statement).

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The Role of Our Compensation Committee

Our Compensation Committee establishes and oversees our compensation and employee benefits programs and approves the elements of total compensation for the executive officers. In fiscal 2015, Charles E. Commander III, Martin E. Stein, Jr., and James H. Winston served as members of the Compensation Committee. Mr. Commander is the Compensation Committee Chairman. Prior to the Spin-off, Robert H. Paul III served on the Compensation Committee. Mr. Commander was appointed to fill Mr. Paul’s seat on December 3, 2015 in contemplation of Mr. Paul’s impending resignation in connection with the Spin-off. Each member of the Compensation Committee qualifies as (i) an independent director under the listing standards of The Nasdaq Stock Market, (ii) a non-employee director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code. Additionally, no member of the Compensation Committee accepts, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or its subsidiaries (other than fees received due to services on the Board and its committees or fixed amounts of compensation under the Company’s retirement plans for prior service with the Company).

The Compensation Committee makes all final decisions regarding the compensation of our executive officers. When making individual compensation decisions for executive officers, the Committee takes many factors into account, including the individual’s performance, tenure, experience and responsibilities; the performance of the Company or the executive’s business unit; retention considerations; the recommendations of management; the individual’s historic compensation and the results of the shareholder advisory vote on executive compensation.

Spin-off Related Compensation Changes

As discussed in the Proxy Statement, the Company completed a spin-off (“Spin-off”) of its transportation business on January 30, 2015, in which Patriot Transportation Holding, Inc. (“Patriot”) became an independent, publicly-traded company. At the time of the Spin-off, certain officers of the Company whose employment related solely to the transportation business resigned from the Company. Other officers remain employed by the Company but also serve in his or her respective capacity for Patriot pursuant to the Transition Services Agreement entered into by FRPH and Patriot in connection with the Spin-off. As such, in fiscal 2015, FRPH and Patriot shared certain compensation costs associated with such officers. All compensation attributable to such officers is paid directly by Patriot, and Patriot is reimbursed by FRPH to the extent compensation is attributable to FRPH.

Base Salary and Other Compensation. Messrs. Baker, Milton and Klopfenstein are currently employed by both Patriot and FRPH, and as such, Patriot and FRPH share the compensation expenses for these executives. Pursuant to the Transition Services Agreement, 50% of the base salaries and “Other Compensation” (discussed in the section entitled “Executive Compensation”) for Messrs. Baker, Milton and Klopfenstein is attributable to FRPH and 50% is attributable to Patriot. Messrs. Baker, Milton and Klopfenstein receive compensation in the form of stock option grants and cash incentive awards from both companies, and each company bears its own compensation expenses relating to such awards. Information relating to the compensation of Messrs. Baker, Milton and Klopfenstein in this Proxy Statement for fiscal 2015 reflects only the portion of their executive compensation awards attributable to FRPH. Compensation awards relating to duties performed for the benefit of Patriot is discussed in the footnotes to the tables in this section.

Mr. deVilliers, the President of the Company, remained employed by the Company after the Spin-off and is not employed by Patriot. Information relating to Mr. deVilliers’ compensation for fiscal 2015 and previous years reflects his entire compensation for each respective year.

Mr. Robert E. Sandlin, who has historically been a named executive officer of the Company, resigned at the time of the Spin-off and is now employed by Patriot. Information relating to Mr. Sandlin’s compensation in this Proxy Statement for fiscal 2015 reflects compensation awarded to Mr. Sandlin in connection with his employment with FRPH prior to the Spin-off. Mr. Sandlin’s historical compensation information reflects his entire compensation award for each respective year.

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Stock Option Grants. Following the Spin-off, stock options granted in fiscal 2015 and prior years were canceled and replacement options to purchase common stock of the Company and Patriot were issued. The replacement options issued to executive officers have a combined intrinsic value equal to the intrinsic value of the original option to purchase Company common stock. The options were equitably adjusted to preserve the ratio of the exercise price to the fair market value of Company common stock on the date of the Spin-off. Mr. deVilliers was issued only replacement stock options to purchase Company common stock, which were adjusted to preserve the ratio of the exercise price to the fair market value of FRPH common stock on the date of the Spin-off. Future grants of Company stock options will be determined by the Company’s Compensation Committee in connection with each officer’s employment with the Company.

Cash Incentive Compensation. Historically, cash incentive compensation for Messrs. Baker, Milton and Klopfenstein has been based upon performance goals of the real estate and transportation segments of the Company. As a result of the Spin-off, Messrs. Baker, Milton and Klopfenstein each became eligible to receive a cash bonus from the Company if the real estate performance goals were met and a cash bonus from Patriot if transportation-related performance goals were met. Information relating to cash bonuses awarded to Messrs. Baker, Milton and Klopfenstein in fiscal 2015 reflects only cash bonuses awards relating to the performance of the real estate business.

Our Philosophy and Objectives

We Focus on Strategic Objectives. Our compensation decisions are driven by our business strategy. It is designed to attract, motivate, reward and retain highly qualified individuals who can contribute to the Company’s growth with the ultimate objective of improving shareholder value. We intend that our compensation decisions will attract and retain leaders and motivate them to achieve our strategic objectives.

We Believe in Pay for Performance. We believe that pay should be directly linked to performance. This philosophy has guided many compensation-related decisions. A substantial portion of executive officer compensation usually is contingent on, and variable with, achievement of objective business unit and/or individual performance objectives. Our stock incentive plan prohibits discounted stock options, reload stock options and re-pricing of stock options. We have capped the benefit levels under the Management Security Plan and have closed the plan to new participants. Only one of our named executive officers participates in the Management Security Plan. Our executive officers do not accrue additional benefits under any other supplemental executive retirement plan.

Compensation Should Reflect Position and Responsibility. Total compensation and accountability should generally increase with position and responsibility.

Compensation Should be Reasonable and Responsible. It is essential that our overall compensation levels be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation should be set at responsible levels. Our executive compensation programs are intended to reflect the understanding that this Company belongs to our shareholders.

Variable Performance-Based Pay as a Percentage of Potential Compensation. The Compensation Committee believes that both long and short term compensation of executive officers should correlate to the achievement of the Company’s financial objectives.

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Benchmarking

The compensation program is designed to integrate with the Company’s business plan and the opportunities and challenges facing the Company in an ever-evolving business environment. Accordingly, the Compensation Committee does not use predetermined guidelines or benchmarking to determine the elements and levels of compensation for our executive officers or to allocate between cash and long term or equity incentives.

“Say on Pay” Advisory Vote on Executive Compensation

We have included a non-binding advisory vote on our executive compensation program (also referred to as a “say on pay” proposal) in our Proxy Statement this year. The Compensation Committee believes that the say on pay vote is important to solicit shareholder feedback on our compensation approach. We value the opinions of our shareholders and will consider the outcome of the 2016 say on pay vote when designing our compensation programs and policies and making compensation decisions. The Compensation Committee reviewed the results of the last year’s shareholder advisory vote on executive compensation and determined, based in part upon the fact that approximately 99% of the shares voted in favor of the Company’s compensation philosophy, policies and procedures for fiscal 2015, that the current executive compensation provision effectively aligns the interests of our executive officers with that of our shareholders.

Compensation Components

Our compensation program consists of several forms of compensation: base salary, cash incentive bonuses, equity compensation and other benefits and perquisites.

Base Salary

Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, we consider the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, internal pay equity and the tax deductibility of base salary. As part of determining annual increases, the Committee also considers the Chief Executive Officer’s written recommendations, the observations of the Chief Executive Officer and of the Compensation Committee members regarding individual performance and internal pay equity considerations.

We set base salaries on a calendar year basis. The following table reflects the adjustments made to the base salaries of the named executive officers for calendar years 2015 and 2016.

Name and Title	2015 Base Salary	2016 Base Salary	% Increase from 2015
Thompson S. Baker II, CEO(1)	$210,000	$206,300	3%
John D. Milton, Jr., Executive VP and CFO(1)	$82,500	$100,000	21.2%
Robert E. Sandlin, Former Vice President(2)	$91,667	N/A	N/A
David H. deVilliers, Jr., President	$324,404	$327,648	1%
John D. Klopfenstein, Controller and Chief Accounting Officer(1)	$92,400	$95,172	3%
David H. deVilliers III, VP of Leasing, Acquisition & Development	$183,000	$194,895	6%

(1)	In addition to the base salaries reflected in this table, Messrs. Baker, Milton and Klopfenstein receive a base salary in the respective amounts shown this table in connection with their employment with Patriot. For additional information, see the section entitled “Compensation Discussion and Analysis – Spin-off Related Compensation Changes” in this Proxy Statement.

(2)	Mr. Sandlin resigned from the Company at the time of the Spin-off. Compensation shown in this table reflects Mr. Sandlin’s base salary paid by the Company prior to the Spin-off. For additional information, see the section entitled “Compensation Discussion and Analysis – Spin-off Related Compensation Changes” in this Proxy Statement.

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The Compensation Committee increased the base salaries of each of the named executive officers for fiscal 2016 in light of their management performance in 2015.

Cash Incentive Compensation

The Company’s management incentive compensation plan (the “MIC Plan”) provides officers and key employees an opportunity to earn an annual cash bonus for achieving specified, performance-based goals established for the fiscal year. Performance goals under the MIC Plan are tied to measures of operating performance rather than appreciation in stock price.

The Compensation Committee has established performance objectives based on targeted levels of after-tax return on average capital employed. We believe that after-tax return-on-capital employed (“ROCE”) is an important measure of performance in an asset-intensive business, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. For purposes of this bonus calculation, return on average capital employed is defined as the Company’s net income excluding the after-tax cost of financing, divided by its total monthly average capital employed.

For fiscal 2015 and 2016, the Compensation Committee established bonus pools were tied to the achievement of targeted levels of ROCE. The following table describes the performance objectives and potential bonuses for the named executive officers for fiscal years 2015 and 2016:

Name	Year	Potential Bonus as a % of Salary	Performance Targets
Thompson S. Baker II CEO	2016	100%	Achievement by the Company of a targeted level of after-tax ROCE.(1)(2)(3)
	2015	100%	Achievement by Company of a targeted level of net income.(1)(2)(3)(4)
John D. Milton, Jr. Executive Vice President and CFO	2016	100%	Achievement by the Company of a targeted level of after-tax ROCE(1)(2)(3)
	2015	100%	Achievement by Company of a targeted level of net income.(1)(2)(3)(4)
Robert E. Sandlin Former Vice President(5)	2016	N/A	N/A(5)
	2015	N/A	N/A(5)
David H. deVilliers, Jr., President	2016	100%	Achievement by the Company of a targeted level of after-tax ROCE, achievement of targeted expense allocation for the Asset Management and Land Development and Construction segments and the achievement of a targeted level of average annual
			occupancy.(1)(2)(3)
	2015	100%	Achievement by the Asset Management segment of a targeted level of ROCE and achievement of other strategic objectives.(1)(2)(3)
John D. Klopfenstein, Controller and Chief Accounting Officer	2016	50%	Achievement by the Company of a targeted level of after-tax ROCE, achievement of targeted expense allocation for the Asset Management and Land Development and Construction segments and the achievement of a targeted level of average annual occupancy.(1)(2)(3)
	2015	50%	Achievement by the Asset Management segment of a targeted level of ROCE and achievement of other strategic objectives.(1)(2)(3)(4)
David H. deVilliers III VP of Leasing, Acquisition & Development	2016	50%	Achievement of targeted levels of rental rates.(1)(2)(3)
	2015	30%	Achievement of targeted levels of rental rates.(1)(2)(3)

(1)	Each executive’s bonus is also contingent on the achievement of certain individual objectives.

(2)	For fiscal 2016, bonuses are contingent upon the achievement of a minimum adjusted after-tax return on capital employed (“ROCE”) of 5.02%. The bonus pool available at 5.02% is 50%, and the maximum bonus pool available is 100% upon the achievement of 5.17% ROCE. If the ROCE is more than 5.02% and less than 5.17% the bonus pool will be prorated between 50% and 100%. The calculation of ROCE will exclude any financial impact to the Company from (i) the sale of Windlass Run Residential Phase II, or (ii) items related to the environmental remediation at the Riverfront on the Anacostia project. The following adjustments are made to the calculation of ROCE and the Company’s net income: (i) for leases executed in the respective fiscal year, the amount to be included in the revenue calculation will be the greater of the lease revenues for the lease in the respective year or fifty percent (50%) of the lease revenues for the lease for the following fiscal year; (ii) a credit is given for the quantifiable benefit from any Code Section 1031 exchange; (iii) for completed lot sales, a credit is given for revenue received over the floor area ratio basis; and (iv) capital expenditures in the two segments in excess of budgeted expenditures are excluded from the calculation. ROCE is calculated using net income (as adjusted by the items referenced in the previous two sentences) plus 80% of the Asset Management segment depreciation and amortization divided by average monthly capital employed. Capital employed is calculated as follows: (i) total assets, less (ii) liabilities (excluding debt and deferred income taxes).

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For fiscal 2015, bonuses were contingent upon the achievement of a minimum ROCE of 3.79% for the Asset Management and Land Development and Construction segments combined. The bonus pool available at 3.79% was 55%, and the maximum bonus pool available was 100% upon the achievement of 6.23% ROCE. ROCE for the two segments is calculated as follows: (i) the sum of (A) the two segments’ operating profit for the respective fiscal year, plus (B) the indirect management company overhead expense and parent company overhead expense allocated to the two segments, plus (C) any net loss on the Anacostia property, less (D) any net income from the 21st Street property, less (E) income taxes on the resulting total, calculated using a 40% assumed income tax rate; divided by (ii) the total monthly average capital employed in the two segments (identifiable assets of the two segments less the Anacostia Riverfront property, less the 21st Street property and less liabilities (other than mortgage indebtedness and deferred income taxes)). For the purpose of calculating bonuses, the following adjustments are made to the calculation of ROCE for the two segments and the Company’s net income: (i) for leases executed in the respective fiscal year, the amount to be included in the revenue calculation will be the greater of the lease revenues for the lease in the respective year or fifty percent (50%) of the lease revenues for the lease for the following fiscal year; (ii) a credit is given for the quantifiable benefit from any Code Section 1031 exchange; (iii) for completed lot sales, a credit is given for revenue received over the floor area ratio basis; and (iv) capital expenditures in the two segments in excess of budgeted expenditures are excluded from the calculation

(3)	For each year, a portion of the bonus for each officer was contingent on a determination that the internal control over financial reporting for the company was effective for the applicable year.

(4)	In addition to their bonus eligibility relating to the Company’s ROCE, Messrs. Baker, Milton and Klopfenstein were also eligible to receive a bonus from Patriot. For additional information, see the section entitled “Compensation Discussion and Analysis – Spin-off Related Compensation Changes” in this Proxy Statement.

(5)	Mr. Sandlin’s cash incentive compensation for fiscal 2015 was tied to the performance of the transportation business. Mr. Sandlin did not receive a bonus from FRPH. For additional information, see the section entitled “Compensation Discussion and Analysis – Spin-off Related Compensation Changes” in this Proxy Statement.

Cash-based incentive compensation comprises a significant portion of the potential total compensation of the named executive officers. For fiscal 2015, cash-based incentive compensation comprised 30% of the actual total compensation of the named executive officers. We believe that these incentives play a significant role in helping the Company achieve its business objectives.

Stock Options

Long-term equity incentives motivate executives to make decisions that focus on long-term growth and thus increase shareholder value. The Compensation Committee believes that such grants help align our executive officers’ interests with the Company’s shareholders. When our executives deliver sustained returns to our shareholders, equity incentives permit an increase in their own compensation. Under our compensation program, all stock options incorporate the following features: the term of the grant does not exceed 10 years; the grant price is not less than the market price on the date of grant; grants do not include “reload” provisions; re-pricing of options is prohibited, unless approved by the shareholders; and to encourage employee retention, most options vest over a period of years.

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The table below shows the following option awards approved by the Compensation Committee for fiscal 2015 and 2016. In making these grants, the Compensation Committee considered each executive officer’s performance, total compensation package, value to the Company and prior stock option grants.

Name	2015 Option Grant(1)	2016 Option Grant
Thompson S. Baker II CEO	12,340	7,040
John D. Milton, Jr. Executive Vice President and CFO	9,375	5,560
Robert E. Sandlin Former Vice President	6,170	N/A
David H. deVilliers, Jr. President	6,170	7,040
John D. Klopfenstein Controller and Chief Accounting Officer	3,330	1,900
David H. deVilliers III VP of Leasing, Acquisition & Development	—	—

(1)	Option grants for 2015 reflect the Black-Sholes value at the time of the grant. On February 3, 2015, in connection with the Spin-off, the 2015 option grants were canceled and replacement options to purchase Company common stock and Patriot common stock were issued. For additional information, see the section entitled “Compensation Discussion and Analysis – Spin-off Related Compensation Changes” in this Proxy Statement.

All of the options described above vest 20% per year beginning the first anniversary of the grant date, except for Mr. Milton’s options, which vest immediately. All options expire on the tenth anniversary of the grant date. The per share option price for all options is the closing price of the Company’s common stock on the grant date.

The Committee believes that equity compensation is an important element of overall compensation. At the same time, the Committee recognizes that equity grants impose a dilution cost to the shareholders. The Committee made grants to the named executive officers because the Committee believes that equity incentives should be a significant part of their compensation package. The Committee plans to continue to evaluate the use of equity compensation as a tool to motivate management.

Health and Welfare Benefits

In addition to participating in the same health and welfare plans, including our 401(k) plan, as do our other salaried employees, our executive officers participate in a supplemental medical expense reimbursement plan.

Management Security Plan

Our Management Security Plan was adopted many years ago as a retention tool to provide retirement benefits (based on annual base salaries) to certain senior executives. The Management Security Plan provides for annual payments to participants (or their beneficiaries) until the later of (i) their date of death or (ii) 15 years after their retirement or death. The annual payments are set at two times the benefit level during the first year and at the annual benefit level in subsequent years. The benefit levels originally increased with base salaries but the Company capped the benefit levels at 50% of base salaries as of December 31, 2002. The plan has been closed to newly hired executives for several years. David deVilliers, Jr., is the only named executive officer who currently participates in the Management Security Plan.

Severance and Change of Control Agreements

On December 5, 2007, the Company entered into a change-in-control agreement with Mr. deVilliers. The agreement is a “double trigger” agreement that will pay benefits to Mr. deVilliers, under certain circumstances, if he is terminated following a change-in-control of the Company or a sale of their particular business unit. Mr. deVilliers’ agreement provides that if he is terminated following a change-in-control or a sale of his business unit other than for “cause” or if he resigns following such event for “good reason,” the benefits under his Management Security Plan shall become fully vested and the present value of such benefits shall be paid to him. In addition, Mr. deVilliers will become fully vested in his stock options and restricted stock.

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For this purpose, cause is generally defined as (i) conviction for commission of a felony, (ii) willful misconduct or gross negligence or material violation of policy resulting in material harm to his employer, (iii) repeated and continued failure by the executive to carry out, in all material respects, the employer’s reasonable and lawful directions, or (iv) fraud, embezzlement, theft or material dishonesty. Good reason is generally defined as (i) a material reduction in compensation or benefits, (ii) a requirement that the executive relocate, or (iii) any material diminution in the executive’s duties, responsibilities, reporting obligations, title or authority.

We believe change-in-control arrangements, the value of which are contingent on a change of control transaction, effectively create incentives for our executive team to build shareholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment. These change of control arrangements for our executive officers are “double trigger,” meaning that acceleration of vesting is not awarded upon a change of control unless the executive’s employment is terminated involuntarily (other than for cause) or by the executive for good reason within 24 months following the transaction. We believe this structure strikes a proper balance by not providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment.

Personal Benefits

Our executives receive a limited number of personal benefits certain of which are considered taxable income to them and which are described in the footnotes to the section of this proxy statement entitled “Executive Compensation — Summary Compensation Table.”

Compensation Policies

Internal Pay Equity. We believe that internal pay equity is an important factor to be considered in establishing compensation for the officers. We have not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other officers, but we do review compensation levels to ensure that appropriate equity exists.

Compensation Risk Assessment. The Compensation Committee considers the risks that may result from the Company’s compensation policies and practices. The Compensation Committee believes that our compensation policies and practices for our executives are reasonable and properly align their interests with those of our shareholders. The Compensation Committee believes that there are a number of factors that cause our compensation policies and practices to not have a material adverse effect on the Company. The fact that our executive officers have their annual incentive compensation tied to return on capital employed encourages actions that promote profitability. Our equity-based incentives further align the interest of our executives with the long term interests of our shareholders. In addition, we believe that there are significant checks in place so that employees whose compensation may have a shorter term focus are managed by employees and officers whose compensation has a longer term focus.

Tax Deductibility of Compensation Should be Maximized Where Appropriate. The Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. For example, the Company always has issued nonqualified stock options that result in a tax deduction to the Company upon exercise. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to any such persons in any fiscal year. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the best interests of the Company.

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Financial Restatement

It is a policy of the Board of Directors that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	Charles E. Commander III
Martin E. Stein, Jr.
William H. Walton III

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EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table sets forth information concerning the compensation of our named executive officers for fiscal years 2015, 2014 and 2013.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Base Salary(1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation(5)	Total
Thompson S. Baker II CEO	2015	$208,357	$200,000	$210,000	—	$25,234	$643,591
	2014	$403,888	$200,000	—	—	$47,848	$651,736
	2013	$395,000	$200,000	$395,000	—	$27,297	$1,017,297
John D. Milton, Jr. Executive Vice President and CFO	2015	$82,500	$87,972	$82,500	—	$13,451	$266,423
	2014	$165,000	$91,102	—	—	$43,326	$299,428
	2013	$165,000	$55,139	$95,040	—	$25,739	$340,918
Robert E. Sandlin Former Vice President(5)	2015	$89,153	$100,000	—	—	$6,323	$195,476
	2014	$257,300	$100,000	—	—	$26,953	$384,253
	2013	$245,063	$100,000	$272,800	—	$17,574	$635,437
David H. deVilliers, Jr. President	2015	$324,404	$100,000	$324,404	$152,726	$16,599	$918,133
	2014	$322,426	$100,000	$324,404	$139,923	$19,936	$906,689
	2013	$314,869	$100,000	$316,492	$128,079	$16,168	$875,608
John D. Klopfenstein Controller and Chief Accounting Officer	2015	$92,400	$54,000	$47,904	—	$5,927	$200,231
	2014	$182,600	$54,000	—	—	$32,085	$268,685
	2013	$174,000	$33,618	$88,000	—	$20,944	$316,562
David H. deVilliers III VP of Leasing, Acquisition & Development	2015	$174,750	—	$54,900	—	$18,422	$248,072
	2014	$147,501	—	$60,000	—	$31,888	$239,389
	2013	$135,003	—	$56,002	—	$17,732	$208,737

(1)	Following the Spin-off, Messrs. Baker, Milton and Klopfenstein remained employed by both FRPH and Patriot. The amounts shown in this table for fiscal 2015 reflects only the portion of the base salaries of Messrs. Baker, Milton and Klopfenstein that is attributable to FRPH. For additional information, see the section entitled “Compensation Discussion and Analysis – Spin-off Related Compensation Changes” in this Proxy Statement.

(2)	Amounts reflect the Black-Sholes value at the time of the grant. On February 3, 2015, in connection with the Spin-off, the option grants reflected in this table were canceled and replacement options to purchase Company common stock and Patriot common stock were issued. For additional information, see the section entitled “Compensation Discussion and Analysis – Spin-off Related Compensation Changes” in this Proxy Statement.

(3)	This column represents amounts paid under the MIC Plan. The performance objectives and threshold and target performance levels for these executives are described under the section entitled “Compensation Discussions and Analysis- Cash Incentive Compensation” in this Proxy Statement. Cash incentive compensation for Messrs. Baker, Milton and Klopfenstein was adjusted at the time of the Spin-off. The amounts shown in this table for fiscal 2015 reflects only awards paid to Messrs. Baker, Milton and Klopfenstein under the MIC Plan that relates to the performance of FRPH. For additional information, see the section entitled “Compensation Discussion and Analysis – Spin-off Related Compensation Changes” in this Proxy Statement.

(4)	This column represents the increase in the actuarial present value of the named executive officer’s future benefits under the Management Security Plan. For more detail, see the disclosure under the Pension Benefits table below.

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(5)	For 2015, the components of “All Other Compensation” were as follows:

Name	Matching Contributions	Personal Use of Company Car	Medical Reimbursement (a)	Miscellaneous (b)	Use of Company Aircraft (c)
Thompson S. Baker II	$3,975	$2,451	$5,723	$387	$12,699
John D. Milton, Jr.	$2,475	$6,405	$516	$894	$3,162
Robert E. Sandlin	$2,670	$318	$1,331	$2,001	—
David H. deVilliers, Jr.	$7,800	$4,912	$2,699	$1,188	—
John D. Klopfenstein	$2,855	$1,942	$923	$207	—
David H. deVilliers III	$7,043	$5,992	—	$5,387	—

(a)	The amounts shown represent benefits paid under our Medical Reimbursement Plan, under which we reimburse certain officers for personal medical expenses not covered by insurance.

(b)	The amounts shown under the Miscellaneous column represent payment of country club and social club dues and purchase of tickets to sporting events on behalf of the named executive officers and other miscellaneous reimbursed expenses. These club memberships and tickets generally are maintained for business entertainment but may be used for personal use. The entire amount has been included, although we believe that only a portion of this cost represents a perquisite.

(c)	We previously owned a company airplane, and we encouraged our executive officers to use the airplane for non-business as well as business travel for safety and security reasons and to make the best use of their time. They reimbursed us for non-business use for fuel used, crew travel expenses, airport fees, catering, passenger ground transportation plus an additional charge per day of the lesser of $1,000 or the amount of fuel used. The amount shown represents the difference between the allocated total costs excluding depreciation of use of our airplane for non-business use and the amount reimbursed by the named executive officer.

(6)	Mr. Sandlin resigned from his position with the Company at the time of the Spin-off. Compensation information shown in this table for fiscal 2015 reflects compensation awarded prior to the Spin-off. Compensation information for 2013 and 2014 reflect Mr. Sandlin’s full compensation awards for each respective year.

Grants of Plan-Based Awards

The following table sets forth information concerning option grants and estimated future payouts under cash incentive plans for the named executive officers. On December 3, 2014, our named executive officers were granted incentive compensation awards and annual stock option awards pursuant to our executive compensation program. At the time of the Spin-off, outstanding FRPH stock options held by the officers and directors of the Company were canceled and replacement options were issued. For a full discussion of replacement options, see the section entitled “Compensation Discussion and Analysis – Spin-off Related Compensation Changes.” The option grants in the table below reflect those options to purchase shares of FRPH common stock that were granted in fiscal 2015.

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Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards($/Share)(4)	Grant Date Fair Value of Stock and Option Awards(4)(5)
		Threshold (1)	Target (2)	Maximum (3)
Thompson S. Baker II CEO	12/3/2014	$52,500	$105,000	$105,000	12,340	$35.89	$200,000
John D. Milton, Jr. Executive Vice President and CFO	12/3/2014	$20,625	$41,250	$41,250	9,375	$35.89	$87,927
Robert E. Sandlin Former Vice President	12/3/2014	N/A	N/A	N/A	6,170	$35.89	$100,000
David H. deVilliers, Jr. President	12/3/2014	$162,202	$324,404	$324,404	6,170	$35.89	$100,000
John D. Klopfenstein Controller and Chief Accounting Officer	12/3/2014	$22,276	$44,551	$44,551	3,330	$35.89	$54,000
David H. deVilliers III VP of Leasing, Acquisition & Development	12/3/2014	$27,450	$54,900	$54,900	—	—	—

N/A - Not applicable

(1)	The threshold amounts represent 50% of each named executive officer’s target incentive compensation award, which is earned upon the achievement of 5.02% ROCE. The performance objectives for these executives are described above under “Compensation Discussion and Analysis – Cash Incentive Compensation.”

(2)	The target bonus amounts represent 100% of base salary for Messrs. David H. deVilliers, Jr., Baker and Milton, 50% of base salary for Mr. Klopfenstein and 50% of base salary for Mr. David H. deVilliers III. In addition to the awards reflected in this table, Messrs. Baker, Milton and Klopfenstein were eligible to receive option awards in the respective amounts shown in this table in connection with their employment with Patriot. For additional information, see the section entitled “Compensation Discussion and Analysis – Spin-off Related Compensation Changes” in this Proxy Statement.

(3)	The maximum bonus amounts for each named executive officer is the same as each respective named executive officer’s target amount.

(4)	Amounts reflect the number of shares awarded, exercise price and Black-Scholes value at the time of the grant. On February 3, 2015, in connection with the Spin-off, the option grants reflected in this table were canceled and replacement options were issued as follows: Mr. Baker was granted 12,340 Company options at an exercise price of $26.967 and 4,113 Patriot options at an exercise price of $26.769; Mr. Milton was granted 9,375 Company options at an exercise price of $26.967 and 3,125 Patriot options at an exercise price of $26.769; Mr. Sandlin was granted 6,170 Company options at an exercise price of $26.967 and 2,057 Patriot options at an exercise price of $26.769; David H. deVilliers, Jr. was granted 8,210 Company options at an exercise price of $26.967; and Mr. Klopfenstein was granted 3,330 Company options at an exercise price of $26.967 and 1,110 Patriot options at an exercise price of $26.769. For additional information, see the section entitled “Compensation Discussion and Analysis – Spin-off Related Compensation Changes” in this Proxy Statement.

(5)	The value shown for option awards reflects the FASB ASC Topic 718 (column l) expense associated with the options using the Black-Scholes pricing model, estimating the fair value of stock options using the following assumptions: (i) risk-free interest rates of 2.00% for the fiscal 2015 grants to Messrs. Baker, Sandlin, Klopfenstein, and David H. deVilliers, Jr., and 0.96% for the grant to Mr. Milton, (ii) no dividend yield, (iii) volatility of 40.77% for the fiscal 2015 grants to Messrs. Baker, Sandlin, Klopfenstein and David H. deVilliers, Jr., and 36.88% for the fiscal 2015 grant to Mr. Milton, and (iv) expected life of stock options of 7 years for the fiscal 2015 grants (3 years in the case of the grant to Mr. Milton). The stock options granted to Mr. Milton in fiscal 2015 vest immediately. The stock options granted to Messrs. Baker, Sandlin, Klopfenstein, and David H. deVilliers, Jr. vest ratably over 5 years. All stock options have a term of 10 years.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and restricted stock held by the named executive officers at November 11, 2015. Information pertaining to stock option awards relates to the replacement options granted at the time of the Spin-off. For additional information about replacement options, refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis – Spin-off Related Compensation Changes” in this Proxy Statement.

Name	Option Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price(3)	Option Expiration Date(4)
Thompson S. Baker II CEO	7,136	10,704	$19.686	12/5/2022
	2,140	8,560	$31.100	12/4/2023
	—	12,340	$26.967	12/3/2024
John D. Milton, Jr. Executive Vice President and CFO	30,000	—	$21.600	06/15/2018
	30,000	—	$18.371	06/15/2019
	7,500	—	$24.164	12/02/2019
	7,500	—	$19.233	12/01/2020
	7,500	—	$16.718	12/05/2021
	7,500	—	$19.686	12/05/2022
	7,500	—	$31.100	12/04/2023
	9,375	—	$26.967	12/03/2024
Robert E. Sandlin Former Vice President	12,000	—	$18.978	08/18/2019
	7,605	—	$24.164	12/02/2019
	7,464	1,866	$19.233	12/01/2020
	6,357	4,238	$16.718	12/05/2021
	3,568	5,352	$19.686	12/05/2022
	1,070	4,280	$31.100	12/04/2023
	—	6,170	$26.967	12/03/2024
David H. deVilliers, Jr. President.	15,970	—	$18.978	08/18/2019
	10,120	—	$24.164	12/02/2019
	9,932	2,483	$19.233	12/01/2020
	8,460	5,640	$16.718	12/05/2021
	4,748	7,122	$19.686	12/05/2022
	1,424	5,696	$31.100	12/04/2023
	—	8,210	$26.967	12/03/2024
John D. Klopfenstein Controller and Chief Accounting Officer	3,000	—	$24.164	12/02/2019
	2,400	600	$19.233	12/01/2020
	1,800	1,200	$16.718	12/05/2021
	1,200	1,800	$19.686	12/05/2022
	578	2,312	$31.100	12/04/2023
	—	3,330	$26.967	12/03/2024
David H. deVilliers III VP of Leasing, Acquisition & Development	—	—	—	—

(1)	Stock options granted to Mr. Milton vest immediately. The stock options granted to Messrs. Baker, Sandlin, Klopfenstein, David H. deVilliers, Jr. and David H. deVilliers III vest ratably over 5 years. All stock options have a term of 10 years.

(2)	Numbers reflect the replacement options granted at the time of the Spin-off.

(3)	Reflects option exercise price of replacement options granted at the time of the Spin-off.

(4)	Reflects the expiration date of the replacement options granted at the time of the Spin-off.

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Option Exercises and Stock Vested

The following table provides information regarding stock option exercises by the named executive officers and vesting of restricted stock during fiscal 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Thompson S. Baker II CEO	12,000	$243,153	—	—
John D. Milton, Jr. Executive Vice President and CFO	—	—	—	—
Robert E. Sandlin Former Vice President	—	—	—	—
David H. deVilliers, Jr. President	7,200	$159,814	—	—
John D. Klopfenstein Controller and Chief Accounting Officer	—	—	—	—
David H. deVilliers III VP of Leasing, Acquisition & Development	—	—	—	—

Pension Benefits

The following table describes pension benefits to the named executive officers as of September 30, 2015 under our Management Security Plan (“MSP Plan”). Mr. deVilliers is the only named executive officer who participates in the MSP Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (2)
David H. deVilliers, Jr., President	MSP Plan	(1)	$1,400,122

(1)	Mr. deVilliers has met the requisite years of service requirement under the MSP Plan.

(2)	The present value has been calculated based on a life expectancy of 82 years and using a discount rate of six percent (6%).

Our Management Security Plan (the “MSP Plan”) provides the following benefits to Mr. David H. deVilliers, Jr. upon his retirement or death:

Triggering Event	Annual Benefit
Normal Retirement at age 65 or older	$247,200 during year 1 and $123,600 in subsequent years until his death.

Death of Participant after his Retirement	Continuation of annual benefit until the 15th anniversary of his retirement (or the earlier death of his designated beneficiary).

Death of Participant prior to his Retirement	$247,200 during year 1 and $123,600 in subsequent years until the later of (i) the 15th anniversary of his death or (ii) the date that he would have turned 65 (or in either case, the earlier death of his designated beneficiary).

Nonqualified Deferred Compensation

None of our named executive officers receives any nonqualified deferred compensation.

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RELATED PARTY TRANSACTIONS

Consulting Agreement

Mr. Fichthorn, who served as a director of the Company until the Spin-off, provided financial consulting services to the Company, for which he received $10,000 in fiscal 2015. In the opinion of the Company, the terms, conditions, transactions and payments under the consulting agreement with the Mr. Fichthorn were not less favorable to the Company than those which would have been available from unaffiliated persons.

Transactions With Patriot Transportation Holding, Inc.

In connection with the Spin-off, which is discussed in the section entitled “Separation of the Transportation Business” in this Proxy Statement, we entered into a Separation and Distribution Agreement, a Tax Matters Agreement, an Employee Matters Agreement and a Transition Services Agreement, which provide a framework for our relationships with Patriot after the Spin-off. These agreements provide for the allocation between Patriot and the Company of the assets, liabilities, and obligations of the Company and its subsidiaries, and govern the relationships between Patriot and the Company (including with respect to transition services, employee matters, real property matters, tax matters, and certain other commercial relationships). This summary of the agreements is qualified in its entirety by reference to the full text of the applicable agreements, which are listed as exhibits to the Company’s Current Report on Form 8-K filed on February 3, 2015.

In the opinion of the Company, the terms, conditions, transactions and payments under the agreements with the persons described above were not less favorable to the Company than those which would have been available from unaffiliated persons.

Policies and Procedures

The Audit Committee of the Board of Directors is responsible for reviewing and approving all material transactions with any related party not previously approved by the Company’s independent directors. This responsibility is set forth in writing in our Audit Committee Charter, a copy of which charter is available at www.frpholdings.com under Corporate Governance. In certain cases, transactions have been approved by a committee consisting of all independent directors. Related parties include any of our directors or executive officers, and certain of our shareholders and their immediate family members.

To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our Chief Financial Officer.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and effective manner. In addition, we are strictly prohibited from extending personal loans to, or guaranteeing personal obligations of, any director or officer. Exceptions are only permitted in the reasonable discretion of the Board of Directors. A copy of our Code of Business Conduct and Ethics is available at www.frpholdings.com under Corporate Governance.

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AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee also selects the Company’s independent registered public accounting firm. During fiscal 2015, the Audit Committee held four formal meetings.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees).

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of PCAOB regarding the independent auditor’s communications with us concerning independence and has discussed with the independent auditor the auditor’s independence from the Company and its management. The Committee also has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Committee has concluded that the independent auditor is independent from the Company and its management.

The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

The Audit Committee discussed with the Company’s independent auditor the overall scope and plans for the audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015, for filing with the Securities and Exchange Commission.

Submitted by:	H.W. Shad III, Chairman
Charles E. Commander III
James H. Winston
Members of the Audit Committee

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Hancock Askew & Co., LLP (“HA”) to serve as the Company’s independent registered public accounting firm, subject to satisfactory negotiation of an annual fee agreement. Representatives of HA are expected to be present at the shareholders’ meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

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Audit and Non-Audit Fees

The following table presents fees billed or to be billed by the Company’s independent registered public accounting firm for the audit of the Company’s financial statements for fiscal years 2014 and 2014 and for other services performed during such periods.

	2015(1)	2014(1)

Audit Fees (2)	$144,626	$225,363
Audit Related Fees (3)	$7,937	$190,919
Tax Fees	0	0
All Other Fees	0	0
Total	$152,563	$416,282

(1)	Prior to the completion of the Spin-off on January 30, 2015, audit, audit-related, tax and other fees for the Company and Patriot were paid by the Company because Patriot’s results were included in the consolidated financial statements of the Company. Fees reported for fiscal 2014 include fees for both the Company and Patriot.

(2)	Audit services include work performed in connection with the review of the Company’s quarterly financial statements, the audit of the Company’s annual financial statements and the audit of internal control over financial reporting.

(3)	Audit related fees consisted principally of audits of employee benefit plans and services pertaining to technical accounting consultations.

Pre-Approval of Audit and Non-Audit Services

Under the Company’s amended Audit Committee Charter, the Audit Committee is required to pre-approve all auditing services and permissible non-audit services, including related fees and terms, to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described under the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee pre-approved all audit services, audit-related services and tax review, compliance and planning services performed for the Company by Hancock Askew & Co., LLP during fiscal 2015

PROPOSALS

Proposal No. 1: Election Of Directors

The Board has nominated Messrs. Thompson S. Baker II, John D. Baker II, Charles E Commander III, H.W. Shad III, Martin E. Stein, Jr. and William H. Walton III to be elected to serve as directors of the Company until the next annual meeting of shareholders and until their successors are duly elected and qualified. Mr. Winston has notified the Board of his intention to retire at the end of his current term. The Board intends to reduce the size of the Board from seven to six directors upon Mr. Winston’s resignation from the Board.

Biographical information relating to our directors and director nominees is provided under the section of this Proxy Statement entitled “Board of Directors and Corporate Governance.”

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If you are a shareholder of record, your proxy will be voted “FOR” the election of the persons nominated unless you indicate otherwise. If any of the nominees named should become unavailable for election for any presently unforeseen reason, the persons named in the proxy shall have the right to vote for a substitute as may be designated by the Board of Directors to replace such nominee, or the Board may reduce the number of directors accordingly.

The Board unanimously recommends a vote “FOR” the election of these nominees as directors.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Hancock Askew & Co., LLP (“Hancock Askew”) as the Company’s independent registered public accounting firm (auditors) to examine the consolidated financial statements of the Company, subject to satisfactory negotiation of an annual fee agreement for fiscal 2016. The Board of Directors seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of Hancock Askew as the Company’s auditors.

Hancock Askew has been our independent auditor since 2006, and no relationship exists between the Company and Hancock Askew other than the usual relationship between auditor and client.

If the appointment of Hancock Askew as auditor for fiscal year 2016 is not approved by the shareholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, Hancock Askew will remain the Company’s Independent Registered Public Accounting Firm for fiscal year 2016, unless the Audit Committee finds other good reason for making a change.

Representatives of Hancock Askew will be available to respond to questions at the annual meeting of shareholders.

Proposal No. 3: Advisory Vote On Executive Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking shareholders to vote “FOR” approval of our executive compensation program. This non-advisory vote is commonly referred to as “say-on-pay.”

As discussed in the Compensation Discussion and Analysis, we design our executive officer compensation program to attract, motivate, and retain the key executives who drive our success and industry leadership. Our compensation program consists of several forms of compensation: base salary, cash incentive bonuses, equity compensation and other benefits and perquisites. Pay that reflects performance and alignment of that pay with the interests of long-term shareholders are key principles that underlie our compensation program. The Board believes that our current executive compensation program directly links executive compensation to our performance and aligns the interest of our executive officers with those of our shareholders.

Shareholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our executive compensation policies and practices implement our compensation philosophy, and the “Executive Compensation” section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers.

Because this is an advisory vote, it will not be binding on the Board. However, the Board and the Compensation Committee will review and take into account the outcome of the vote when considering future executive compensation decisions.

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Accordingly, the Board proposes that you indicate your support for the Company’s compensation philosophy, policies, and procedures and their implementation in fiscal year 2016 as described in this Proxy Statement.

ADDITIONAL INFORMATION

Shareholder Proposals

Proposals of shareholders intended to be included in the Company’s proxy statement and form of proxy relating to the annual meeting of shareholders to be held in early 2017 must be delivered in writing to the principal executive offices of the Company no later than September 1, 2016. The inclusion of any proposal will be subject to the applicable rules of the Securities and Exchange Commission.

Except for shareholder proposals to be included in the Company’s proxy materials, the deadline for nominations for directors submitted by a shareholder is forty days before the next annual meeting, and for other shareholder proposals is November 10, 2016. Proposals must be sent to the Secretary of the Company at our principal executive offices. Any notice from a shareholder nominating a person as director must include certain additional information as specified in our Articles of Incorporation.

The Company may solicit proxies in connection with next year’s annual meeting which confer discretionary authority to vote on any shareholder proposals of which the Company does not receive notice by November 10, 2016.

Annual Report on Form 10-K

Shareholders may receive without charge a copy of FRP Holdings, Inc.’s annual report to the Securities and Exchange Commission on Form 10-K including the financial statements and the financial statement schedules by writing to the Secretary of the Company at 200 W. Forsyth Street, 7th Floor, Jacksonville, Florida 32202. This report also is available through our website, www.frpholdings.com.

BY ORDER OF THE BOARD OF DIRECTORS

December 21, 2015	John D. Milton, Jr.
Secretary

PLEASE RETURN THE ENCLOSED FORM OF PROXY, DATED AND SIGNED, IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE.

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